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                                  AMWAY MUTUAL FUND

                          ANNUAL SHAREHOLDER MEETING RESULTS

 At the Annual Stockholder's Meeting of the Fund, held on April 22, 1998, in Grand Rapids, Michigan, the Advisory and Service Center Contract between the Fund and Amway Management Company, the Sub-Advisory Agreement between Amway Management Company and Ark Asset Management Co., Inc., and the selection of BDO Seidman, LLP as auditors for the Fund for the calendar year l998, were approved. An Amendment to the Fund's Certificate of Incorporation to increase the authorized capital from 20,000,000 shares to 40,000,000 shares of common stock, the Distribution Plan and Agreement for the Fund's shares pursuant to Rule 12b-1, and the Agreement and Plan of Reorganization were also approved. In addition, elected as Directors for the ensuing year were James J. Rosloniec, Allan D. Engel, Richard A. DeWitt, Donald H. Johnson, Walter T. Jones and Richard E. Wayman. The following is a tabulation of the proxy vote:

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            PROPOSALS                                      SHARES FOR                SHARES AGAINST         SHARES ABSTAIN
1) Election of Directors:
   R.A. DeWitt                                       11,113,407.889 (57.46%)               0               110,820.683 (0.57%)
   Allan D. Engel                                    11,113,000.503 (57.45%)               0               111,228.069 (0.57%)
   Donald H. Johnson                                 11,094,414.818 (57.36%)               0               129,813.754 (0.67%)
   Walter T. Jones                                   11,093,575.898 (57.35%)               0               130,652.674 (0.67%)
   J.J. Rosloneic                                    11,100,788.222 (57.39%)               0               123,440.350 (0.63%)
   Richard E. Wayman                                 11,090,412.828 (57.34%)               0               133,815.774 (0.69%)

2) Approval of the Investment                        10,981,839.270 (56.78%)       44,803.201 (0.23%)      197,586.101 (1.02%)
Advisory and Service Contract
Between the Fund and Amway
Management Co.

3) Approval of the Sub-Advisory                      10,935,482.259 (56.54%)       52,451.397 (0.27%)      236,294.916 (1.22%)
Contract Between Amway Mgt.
Co. and Ark Asset Mgt. Co.

4) Ratification of the Selection                     10,988,500.122 (56.82%)       30,547.605 (0.16%)      205,180.845 (1.06%)
of BDO Seidman, LLP as Auditors

5) Approval for an Amendment                         10,858,090.751 (56.14%)      101,058,598 (0.52%)      265,079.233 (1.37%)
to the Fund's Certificate of
Incorporation to Increase the
Authorized Capital from 20,000,000
shares to 40,000,000 shares of
common stock, $1 Par Value

6) Approval of a new Distribution                    10,814,606.290 (55.92%)      142,891.969 (0.74%)      266,730.313 (1.38%)
Plan and Agreement for the Fund's
Shares pursuant to Rule 12b-1
Under the Investment Company
Act of 1940

7) Approval of an Agreement and                      10,873,983.735 (56.22%)      102,801.162 (0.53%)      247,443.675 (1.28%)
Plan of Reorganization whereby
The Fund will be reorganized as
a series of the Amway Mutual
Fund Trust
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Total Record date shares were 19,340,683.72, total shares voted were
11,224,228.572, representing 58.03% of the record date shares voted.